April 1, 2005

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this April, 1st, 2005 (the “Effective Date”), by and between InspireMD Ltd., an Israeli corporation (the “Company”), and Dr. Asher Holzer I.D. No. 513679431 of Shlomzion 22 Haifa  (the “Employee”).

WHEREAS, Employee wishes to be employed by Company and Company agrees to employ Employee, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder): and;

WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Representations and Warranties

Employee represents and warrants to Company that as of the Commencement Date of Employment –

1.1.
Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments, and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.

1.2.	Employee has not been indicted and/or found guilty of any criminal act of moral turpitude.

1.3.	Employee has the requisite qualifications, knowledge and experience to perform his obligations under this Agreement.

Company represents and warrants that there is no impediment preventing it from entering into this Agreement with Employee.

2.	Term of Agreement

2.1.
Employee’s employment with Company shall commence on the Effective Date (the “Commencement Date of Employment”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (the “Term”).

3.	Position

3.1.	Employee shall be employed by Company in the position of President (the ”Position”) and shall devote 75% of his business time in said position. .

3.2.	During Employee’s employment with Company, Employee shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by .

3.3.
It is hereby acknowledged and agreed that Employee’s Position in the Company shall be deemed a senior position and/or one which requires a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee; therefore, the provisions of The Work and Rest Hours Law, 1951 (the “Work and Rest Hours Law”), do not and shall not apply to Employee’s employment with Company.

3.4.
It is hereby further stated that the Salary, as defined hereinafter, is agreed herein on the mutual assumption that the Work and Rest Hours Law is not applicable as aforesaid. If however, Employee or anyone on his behalf (including heirs) claims that the Work and Rest Hours Law is applicable to Employee’s employment,

April 1, 2005

4.	Employee’s Duties

Employee affirms and undertakes throughout the Term:

4.1.
To devote no less than 75% of his working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties with Company.

4.2.	To perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position.

4.3.	To comply with the directives of the Company’s Board of Directors.

4.4.	To travel abroad from time to time if and as may be required pursuant to his Position.

4.5.
Not to receive, at all times, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with Company, without the Company’s prior written authorization.

4.6.	To immediately and without delay inform his managers of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company.

4.7.
Not to use any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Employee may have undertaken relating to any former employer(s) and/or any third party.

5.	Compensation

5.1.
Subject to and in consideration of Employee’s fulfillment of his obligations in pursuance of this Agreement, Company shall pay Employee a monthly gross salary in the amount of NIS 44,000  (the “Salary”).

5.2.	The Salary shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

5.3.	Israeli income tax and other applicable withholdings with respect to the Salary have been and shall be deducted from the Salary by the Company at source.

5.4.
The Salary shall serve as the basis for deductions and contributions to managers’ insurance policy and advanced study fund (keren hishtalmut) pursuant to sections 6.1 and 6.2 hereunder, and for the calculation of all social benefits.

6.	Social and Fringe benefits

6.1.	Managers’ Insurance

6.1.1.
Company shall contribute an aggregate monthly amount equal to up to 15.83% of the Salary as premium on a Managers’ Insurance (Bituach Menahalim) policy of Employee’s choice which shall include a possibility of an insurance pension fund. (“Managers’ Insurance Policy”).

6.1.2.
The abovementioned contributions by Company shall be as follows: 8.33% towards severance pay, 5% towards compensatory payments, and Company’s contribution towards disability insurance, shall be in accordance with an insurance policy for disability allowance, as such insurance is approved by the Minister of Labor and Social Welfare, up to 2.5% of the Salary, or up to the sum which shall provide for a disability allowance equal to seventy five percent (75%) of the Employee’s Salary during the disability period of Employee, the lesser of the two.

6.1.3.
Employee shall contribute, and for that purpose Employee irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Managers’ Insurance Policy.

April 1, 2005

6.1.4.	Employee shall bear any and all taxes in connection with amounts paid by Employee and/or Company to the Managers’ Insurance Policy pursuant to this Section 6.1.

6.1.5.
Company and Employee, respectively declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, in place of severance payment in pursuance of the Severance Payment Act (1963), attached hereto as Exhibit “A”.

6.1.6.
Further to subsection 6.1.5 above, Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned Manager’s Insurance Policy, except in the event: (i) that Employee withdraws such sums from the Manager’s Insurance Policy, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.

6.1.7.
It is further agreed that such payment contribution made by Company towards the Manager’s Insurance Policy as above mentioned, shall be in place of severance payment due to Employee under any circumstances in which Employee shall be entitled to severance payment subject to the applicable law, including but not limited to the Severance Payment Law (1963).

6.2.	Advanced Study Fund

6.2.1.	Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”) acceptable to Company.

6.2.2.
In addition, Employee shall contribute, and for that purpose, Employee hereby irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

6.2.3.	Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund pursuant to this Section 6.2.

6.2.4.	In the event of a Termination for Cause (as defined hereinafter) Employee shall only be entitled to his accumulated contributions to the Advanced Study Fund.

6.3.	Vacation

6.3.1.	Employee shall be entitled to an annual leave of 18 working days per year of employment.

6.3.2.	Each such leave shall be scheduled with adequate regard to the needs of the Company.

6.3.3.	Accrual and/or redemption of unused annual leave days, if any, shall be governed by the provisions of the Annual Leave Law regarding such accrual and/or redemption.

6.4.	Sick Leave

Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law - 1976. Notwithstanding the foregoing, Employee shall be entitled to full sick leave pay commencing upon the first day of illness.

April 1, 2005

6.5.	Recreation Pay

Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

6.6.	Expenses

6.6.1.
Company shall reimburse Employee for any out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that such expenses have been approved in advance by Company. As a condition to such reimbursement, Employee shall provide Company with copies of all invoices, receipts and other evidence of expenditures as might be required by Company policy from time to time.

6.6.2.	Company shall reimburse Employee cellular phone bills up to 70% of the actual phone bill.

6.6.3.
Company shall reimburse Employee car expenses incurred by Employee in connection with his employment by Company, in an amount calculated per milage ”heshev”, provided that such reimbursement shall not exceed NIS 3000 per month.

6.7.	Salary Other Considerations:

6.7.1.	Not applicable

6.8.	Military Reserve Duty

6.8.1.	Employee shall inform the Board of Directors of any military reserve duty Employee has been ordered to perform, immediately after he has been notified of the same.

6.8.2.
In the absence of Employee, due to military reserve duty, Employee shall be entitled to receive his Salary, including payments for social benefits and other rights to which Employee is entitled pursuant to this Agreement.

6.8.3.
Employee undertakes to provide Company with proper confirmation of active military reserve duty, so that Company may collect from the National Insurance Institute all amounts to which Employee and/or Company is entitled in connection with such service.

7.	Term and Termination

7.1.
Either party may, at any time, during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (the “Termination Notice”). The Termination Notice may be with or without cause and must be furnished to the other party at least 180 days prior to the Termination Notice having effect (the “Notice Period”). In the event of a Termination Notice furnished by the Company prior to completion of the six-month period following the Commencement Date of Employment, the Notice Period shall be the longer of six (6) months and that period commencing upon the date the Termination Notice is furnished and ending upon the completion of the aforesaid six-month period.

7.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

7.2.1.
During the Notice Period, Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Employee during the course of his employment with Company.

April 1, 2005

7.2.2.
Notwithstanding the provisions of Section 7.2.1 above to the contrary, by notifying Employee concurrently with or at any time after a Termination Notice is delivered by either party hereto, Company shall be entitled to waive Employee’s services with Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period. In such events Company shall pay Employee that sum equal to the compensatory payment as required by, and in accordance with, the Prior Notice Law, 2001.

For the removal of doubt, it is clarified that, in the event Company waives any and/or all of Employee’s services with Company during the Notice Period as aforesaid, Employee shall, immediately, upon receipt of notice of such waiver, return to Company any and all equipment provided to him for purposes of the performance of his duties under this Agreement.

7.3.
The provisions of Sections 7.1 and 7.2 above notwithstanding, Company, by furnishing a notice to Employee, shall be entitled to terminate his employment with Company with immediate effect where said termination is a Termination for Cause. In the event of such termination, without derogating from the rights of Company under this Agreement and/or any applicable law, Employee shall not be entitled to severance pay and/or to any of the consideration specified in Section 7.2 above and/or to Company’s contributions to the Advanced Study Fund. In addition, and in the event of the occurrence of the circumstances set forth in Section 6.1.6 above, Employee shall not be entitled to the severance pay component in the Managers’ Insurance Policy and/or to Company’s contributions to the compensatory payments component in the Manager’s Insurance Policy.

7.4.
As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a dishonorable criminal offense; (ii) Employee is in breach of his duties of trust or loyalty to Company; (iii) Employee deliberately causes harm to Company’s business affairs; (iv) Employee breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of this Agreement; and/or (v) circumstances that do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

7.5.
Notwithstanding anything to the contrary in Section 7.2 above and without derogating from Company’s rights pursuant to any applicable law, in the event that Employee shall terminate his employment with Company with immediate effect or upon shorter notice than the Notice Period, Company shall have the right to offset the Salary and/or any benefits to which Employee shall have otherwise been entitled for his employment hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Employee.

8.	General Provisions

8.1.
Employee shall not be entitled to any additional bonus, payment or other compensation in connection with his employment with Company, other than as provided herein or as determined by the Company’s Board of Directors.

8.2.
Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

8.3.
Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Employee at such time, provided however that, in connection with the Options and/or Shares only, any offset under this Section 8.3, shall be limited to amounts to which Company shall be entitled from Employee due to payment of taxes and other compulsory payments in connection with the Options and/or Shares.

April 1, 2005

8.4.
Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.5.
Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

8.6.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

8.7.
This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, supersedes all prior agreements and understandings between the parties with respect thereto.

8.8.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

8.9.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

InspireMD Ltd., By: ______________ Title:_____________ Date: April, 1st, 2005	__________________ Dr. Asher Holzer Date: April, 1st, 2005

Employee name: Dr. Asher Holzer Home phone: Cell phone: Address: Shlomzion 22 Haifa

April 1, 2005

Exhibit “A”

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter:  the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer's Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary"), provided that all the following conditions are fulfilled:

(1)	The Employer's Payments -

(a)
To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(2)
13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance");

(3)
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(4)	No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a)
The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)
The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(5)
This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.